Exhibit 4.20

RESTATED EXCLUSIVE TECHNOLOGY CONSULTING
AND SERVICE AGREEMENT

THIS RESTATED EXCLUSIVE TECHNOLOGY CONSULTING AND SERVICE AGREEMENT (the “Agreement”) is made on this 21st day of March, 2018 in Pudong New Area, Shanghai, the People’s Republic of China (the “PRC”) by and among:

Party A-1: Shanghai Guangjian Information Technology Co., Ltd.

Registered Address: Room 23306-23308, Building 14, 498 Guo Shou Jing Road, China (Shanghai) Pilot Free Trade Zone

Legal Representative: XIANG Qiongfang

Party A-2: Shanghai Shanghu Information Technology Co., Ltd.

Registered address: Floor 2 (Building 19-G1), No. 20, Lane 999, Dangui Road, Pudong New District, Shanghai

Legal Representative: XIANG Qiongfang

Party B: Shanghai PPDai Financial Information Service Co., Ltd.

Registered Address: No.10 & No.20, Lane 999, Dangui Road, China (Shanghai) Pilot Free Trade Zone

Legal Representative: GU Shaofeng

Party C: Beijing Paipairongxin Investment Consulting Co., Ltd.

Registered Address: Room 8147, 1 Suzhou Street, Haidian District, Beijing

Legal Representative: HU Honghui

Party D: Beijing Prosper Investment Consulting Co., Ltd.

Registered Address: Room 8182, 8th Floor on Building 3, 30 Shi Xing Avenue, Shijingshan District, Beijing

Legal Representative: GU Shaofeng

WHEREAS:

1.

Party A-1 is a wholly foreign-owned enterprise duly incorporated and validly existing in the PRC; Party A-2 is a limited liability company duly incorporated in the PRC and a wholly-owned subsidiary of Party A-1. Party A-1 and Party A-2 are collectively referred as “Party A”.

2.	Party B is a limited liability company duly incorporated in the PRC;
3.	Party C is a limited liability company duly incorporated in the PRC;
4.	Party D is a wholly foreign-owned enterprise duly incorporated and validly existing in the PRC;

5.

Party D, Party B and Party C entered into the Exclusive Technology Consulting and Service Agreement (the “Original Agreement”) dated June 30, 2017, pursuant to which Party D agreed to provide Party B and Party C with, and Party B and Party C agreed to accept, the technology consulting and service provided by Party D; and

6.

The Parties, through negotiations, agree that Party A will provide Party B and Party C with, and Party B and Party C will accept from Party A, technology consulting and services. This Agreement, upon execution by the Parties, shall supersede the Original Agreement and apply to the rights and obligations of each of the Parties in connection with provision of technology consulting and services provided hereunder. The Original Agreement shall cease to have any effect hereafter.

NOW, THEREFORE, based on amicable negotiations and the principles of equality and mutual benefits, the Parties hereby agree as follows:

1.	Technology Consulting and Service; Sole and Exclusive Rights and Interests
1.1

During the term of this Agreement, Party A agrees to provide Party B and Party C, as their exclusive technology consulting and service provider, with the technology consulting and service set forth in Exhibit I attached hereto pursuant to the terms and conditions of this Agreement.

1.2

Party B and Party C agree to accept the technology consulting and service provided by Party A during the term of this Agreement. Considering the value of the technology consulting and service provided by Party A and the sound cooperation relationship among the Parties, Party B and Party C further agree that throughout the term hereof, neither of them will accept any other technology consulting and service with respect to the business operations involved herein from any third party, unless prior written consent from Party A is obtained.

1.3

Party A shall be the sole and exclusive owner of any and all rights, ownership, interests and intellectual property rights arising from the performance of this Agreement, including without limitation any copyright, patent, know-how, business secrets and others, whether developed by Party A independently, or by Party B or Party C based on the intellectual property right owned by Party A, or by Party A based on the intellectual property right owned by Party B/Party C, and neither Party B nor Party C shall claim any rights, ownership, interests or intellectual property rights against Party A.

1.4

If the above development is made by Party A based on the intellectual property right owned by Party B or Party C, then Party B and Party C shall procure that such intellectual property right is free from any defects, otherwise any loss thus incurred to Party A shall be borne by Party B and Party C. If Party A has to assume indemnification liability for any third party in connection therewith, Party A may, after making such indemnification, recover its entire loss incurred therefrom against Party B or Party C.

1.5

Given the sound cooperation relationship between the Parties, Party B and Party C undertake that any of their proposed business cooperation with other parties the same or similar to those stipulated hereunder must obtain Party A’s consent, and Party A and its affiliates shall have preemptive right to cooperation with Party B and Party C under equal conditions.

2.	Calculation and Payment of the Fee for Technology Consulting and Service (the “Fee”)
2.1	The Parties agree that the Fee under this Agreement shall be determined and paid in accordance with Exhibit II attached hereto.
2.2

If Party B and Party C fail to pay the Fee and other expenses as provided hereunder, they shall pay Party A an additional amount equal to 0.05% of their respective delinquent amounts per day as penalty.

2.3

Party A may, at its own expenses, designate its employee or a CPA registered in the PRC or other countries (“Party A’s Authorized Representative”) to check the accounts of Party B and Party C and review the amount and calculation method of the Fee. To that end, Party B and Party C shall provide the documents, accounts, records, data, among others required by Party A’s Authorized Representative to review the accounts of Party B and Party C and determine the amount of the Fee. The amount of the Fee shall be the one determined by Party A’s Authorized Representative, unless material errors exist.

2.4

Unless otherwise agreed among the Parties, the Fee paid by Party B and Party C to Party A pursuant to this Agreement shall not be subject to any deduction or offsetting. Party B and Party C shall bear their own expenses arising from their respective payment of the Fee (including, without limitation, bank processing fee)

2.5

In addition to the Fee, Party B and Party C shall also pay the out-of-pocket expenses incurred by Party A in connection with the provision of the consulting and service hereunder, including without limitation the cost of travelling, transportation, printing and mailing.

2.6	The Parties agree that all economic losses arising as a result of the performance of this Agreement shall be jointly undertaken by and among the Parties.
3.	Representations and Warranties
3.1	Party A hereby represents and warrants that:
3.1.1.	Each of Party A-1 and Party A-2 is a company duly registered and validly existing under the laws of the PRC;
3.1.2.

Performance of this Agreement by each of Party A-1 and Party A-2 is within the scope of its corporate power and business; it has obtained appropriate authorization and necessary consent and approvals from third parties and government agency, and execution of this Agreement will not constitute a breach of any law or contract by which it is bound or affected; and

3.1.3.	this Agreement, once executed, will constitute a legal, valid, binding, and enforceable legal document for Party A.
3.2	Party B hereby represents and warrants that:
3.2.1.	it is a company duly registered and validly existing under the laws of the PRC;
3.2.2.

its performance of this Agreement is within the scope of its corporate power and business; it has taken necessary corporate actions and obtained appropriate authorization and necessary consent and approvals from third parties and government agency, and execution of this Agreement will not constitute a breach of any law or contract by which it is bound or affected; and

3.2.3.	this Agreement, once executed, will constitute a legal, valid and binding obligation of Party B enforceable against it in accordance with its terms.
3.3	Party C hereby represents and warrants that:
3.3.1.	it is a company duly registered and validly existing under the laws of the PRC;
3.3.2.

its performance of this Agreement is within the scope of its corporate power and business; it has obtained appropriate authorization and necessary consent and approvals from third parties and government agency, and execution of this Agreement will not constitute a breach of any law or contract by which it is bound or affected; and

3.3.3.	this Agreement, once executed, will constitute a legal, valid, binding, and enforceable legal document for Party C.
3.4	Party D hereby represents and warrants that:
3.4.1	it is a company duly registered and validly existing under the laws of the PRC;
3.4.2

its performance of this Agreement is within the scope of its corporate power and business; it has obtained appropriate authorization and necessary consent and approvals from third parties and government agency, and execution of this Agreement will not constitute a breach of any law or contract by which it is bound or affected; and

3.4.3	this Agreement, once executed, will constitute a legal, valid, binding, and enforceable legal document for Party D.

4.	Confidentiality
4.1

The Parties agree to take all reasonably best efforts to keep in confidence any confidential information and materials (“Confidential Information”, which shall be expressly identified as confidential in writing when provided by the providing Party) that it may be aware of or have access to in connection with its execution and performance of this Agreement. None of the Parties shall disclose, offer or transfer any Confidential Information to any third party without prior written consent from the providing Party of such Confidential Information (including under the circumstances where the receiving Party of the Confidential Information is to merge with, into or be directly or indirectly controlled by any third party). Upon termination of this Agreement, the Parties shall return any and all documents, materials or software containing any Confidential Information to the owner or providing Party of such Confidential Information, or destroy it after the consent of such owner or providing Party, including deleting any Confidential Information from any memory devices, and cease to use such Confidential Information. The Parties shall take necessary measures to disclose the Confidential Information only to the employees, agents or professional consultants of Party B and Party C on a “need to know” basis, and cause such employees, agents or professional consultants of Party B and Party C to comply with the confidentiality obligations hereunder. Party A shall execute separate confidentiality agreements with Party B, Party C, Party D and their respective employees, agents or professional consultants, respectively.

4.2	The above restrictions shall not apply to the materials that:
4.2.1	have become publicly available at the time of disclosure;
4.2.2	have become publicly available after disclosure not due to a fault of the receiving Party of the Confidential Information;
4.2.3

the receiving Party of the Confidential Information is able to prove that such materials have been in the possession of the receiving Party prior to the disclosure and are not directly or indirectly obtained from the providing Party of the Confidential Information; or

4.2.4

the receiving Party of the Confidential Information is obliged to disclose to relevant government authority, stock exchange, among others, as required by law, or that the receiving Party of the Confidential Information has a normal business need to disclose to its legal counsel and financial advisor.

4.3	The Parties agree that this Article 4 will survive any change, termination or expiration of this Agreement.
5.	Indemnification
5.1

Except otherwise provided herein, a Party shall constitute a default hereunder if it fails to fully perform or suspends the performance of its obligations hereunder, and fails to rectify and correct such breach within ten (10) days upon its receipt of a notice from the other Parties, or any of its representations or warranties made hereunder fails to be true.

5.2

If any Party breaches any provision of this Agreement or any of its representations and warranties made hereunder, the non-defaulting Party may notify the defaulting Party in writing and request it to rectify and correct such breach, take corresponding measures to effectively and timely prevent the damages, and continue the performance of this Agreement within ten (10) days upon its receipt of such notice. The defaulting Party shall indemnify the non-defaulting Party for any loss thus brought by such breach to ensure that the non-defaulting Party may obtain all benefits entitled by it for its performance of this Agreement.

5.3

The defaulting Party shall indemnify the non-defaulting Party for any expenses, liabilities or losses (including without limitation any loss on company profit) suffered as a result of the defaulting Party’s breach of this Agreement (including without limitation any interest and attorney’s fee paid or lost due to the default), for an aggregate amount equal to the amount of the loss incurred by such breach. Such indemnification shall include the benefits that should have been obtained by the non-defaulting Party in the normal performance of this Agreement by the Parties, provided that such indemnification shall not exceed the loss that is reasonably expected to incur due to breach when entering this Agreement.

5.4

Party B or Party C shall undertake full responsibility for any claims made by any third party as a result of the failure by Party B or Party C to conduct its business as instructed by Party A or improper use of Party A’s intellectual property right or improper technical operations. Party B or Party C shall immediately notify Party A of any unauthorized use of Party A’s intellectual property right by a third party, and assist Party A in taking any action in response thereto.

5.5	If all Parties are in breach of this Agreement, the amount of indemnification payable by each Party shall be determined according to the severity of their respective breach.
6.	Effectiveness, Performance and Term
6.1	This Agreement shall be executed and come into effect as of the date first set forth above.
6.2	This Agreement is written in Chinese in four (4) counterparts with each of Party A, Party B, Party C and Party D holding one thereof.
6.3

Unless otherwise terminated in advance by Party A, this Agreement shall remain valid until Party B and Party C are dissolved in accordance with the PRC laws. The Parties shall extend the term of this Agreement for continued performance, or execute a separate exclusive technology consulting and service agreement, at the request and election of Party A prior to the expiration of this Agreement.

7.	Termination
7.1	This Agreement shall be terminated on the date of expiration of this Agreement, unless otherwise renewed in accordance with relevant provisions hereof.

7.2

The Parties may terminate this Agreement upon mutual consultation. During the term hereof, neither Party B nor Party C may terminate this Agreement earlier without Party A’s written consent. Notwithstanding the foregoing, Party A shall always have the right to terminate this Agreement by serving a thirty (30) days’ prior written notice to Party B and Party C and their shareholders.

7.3	The rights and obligations of the Parties under Articles 4 and 5 hereof will survive termination of this Agreement.
8.	Dispute Resolution
8.1

The Parties hereto shall strive to settle any dispute arising from the interpretation or performance of the terms under this Agreement through friendly consultation. In case no settlement can be reached through consultation, any Party may submit such dispute to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective rules. The arbitration shall take place in Shanghai and the language of the arbitration shall be Chinese. The arbitration award shall be final and binding upon all the Parties. This Article shall survive the termination or dissolution of this Agreement.

8.2	Except for the matters in dispute, the Parties shall continue performing their respective obligations in good faith in accordance with the terms of this Agreement.
9.	Force Majeure
9.1

An “Event of Force Majeure” shall refer to any event that is beyond the reasonable control of a Party so affected and cannot be prevented with reasonable care, including but not limited to governmental acts, act of God, fire, explosion, storm, flood, earthquake, tide, lightning or war, provided however that any shortage of credit, capital or financing shall not be deemed as an event beyond the reasonable control of a Party. The Party affected by the Event of Force Majeure (the “Affected Party”) shall be exempted in whole or in part from any liability according to the impact of such Event of Force Majeure on this Agreement. The Affected Party seeking to be exempted from the responsibility hereunder shall notify such Event of Force Majeure to the other Parties no later than ten (10) days upon the occurrence thereof, and the Parties shall negotiate to amend this Agreement and exempt the Affected Party from part or all of its obligations hereunder based on the impacts of such Event of Force Majeure.

9.2

The Affected Party shall take appropriate measures to minimize or eliminate the adverse impacts therefrom and strive to resume the performance of the obligations so delayed or interrupted. The Parties agree to use their best efforts to resume the performance of this Agreement once the said Event of Force Majeure disappears.

10.	Notices

All notices given by any Party in connection with the performance of this Agreement shall be made in writing and delivered in person, or by registered mail, postage prepaid mail, generally accepted courier service or facsimile to the following addresses of the relevant Party or Parties:

If to Party A-1: Shanghai Guangjian Information Technology Co., Ltd.

Address: 1/F Building 8, 498 Guo Shou Jing Road, Pudong New Area, Shanghai

Telephone: 021-51870819

Attention: ZHANG Jun

If to Party A-2: Shanghai Shanghu Information Technology Co., Ltd.

Address: 1/F Building 8, 498 Guo Shou Jing Road, Pudong New Area, Shanghai

Telephone: 021-51870819

Attention: ZHANG Jun

If to Party B: Shanghai PPDai Financial Information Service Co., Ltd.

Address: 1/F Building 8, 498 Guo Shou Jing Road, Pudong New Area, Shanghai

Telephone: 021-51870819

Attention: ZHANG Jun

If to Party C: Beijing Paipairongxin Investment Consulting Co., Ltd.

Address: 1/F Building 8, 498 Guo Shou Jing Road, Pudong New Area, Shanghai

Telephone: 021-51870819

Attention: ZHANG Jun

If to Party D: Beijing Prosper Investment Consulting Co., Ltd.

Address: 1/F Building 8, 498 Guo Shou Jing Road, Pudong New Area, Shanghai

Telephone: 021-51870819

Attention: ZHANG Jun

11.	Assignment

None of the Parties may assign its rights or obligations under this Agreement to any third party without the prior written consent of the other Parties, provided that Party A may transfer its obligations hereunder to any of its affiliates. For the purposes of this Agreement, such “affiliate” shall mean an entity that controls or is controlled by Party A, or an entity that is under the common control with Party A by another third party. For the purposes of this Article, “control” shall mean the power an entity has to decide and/or influence, directly or indirectly, the operations and management of another enterprise, whether through ownership of shares of the controlled entity, or by contractual arrangement with such controlled entity.

12.	Severability

The Parties hereby acknowledge that this Agreement is a fair and reasonable agreement entered into by and among them on the basis of equality and mutual benefits. If any provision of this Agreement is void, invalid or unenforceable due to its inconsistency with relevant laws, such provision shall be void, invalid or unenforceable only to the extent governed by such law, and the validity, legality and enforceability of the other provisions hereof shall not be affected or impaired.

13.	Termination of the Original Agreement

The Parties agree that the Original Agreement is replaced by this Agreement in its entirety, and Party A to this Agreement shall replace the Party A to the Original Agreement (which is Party D to this Agreement) to provide consulting and related services to Party B and Party C, which services shall also be accepted by Party B and Party C. The Original Agreement shall be terminated upon signature of this Agreement by the Parties.

14.	Amendment and Supplement to Agreement

Any amendment and supplement to this Agreement shall be made in writing by the Parties. Any instrument of such amendment and supplement duly executed by the Parties shall be deemed a part of this Agreement and shall have the same legal effect as this Agreement.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the PRC laws.

16.	Entire Agreement

Except for the written amendment, supplement or change made to this Agreement after the execution of this Agreement, this Agreement shall constitute the entire agreement entered into by the Parties with respect to the subject matters hereof and fully supersede all prior verbal or written negotiations, statements and agreements with respect to the subject matters hereof.

IN WITNESS THEREOF the Parties have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first set forth above.

(No text below in this page)

(Signature Page of the Restated Exclusive Technology Consulting and Service Agreement)

Party A-1: Shanghai Guangjian Information Technology Co., Ltd. (Seal)

/s/ XIANG Qiongfang

Legal or Authorized Representative

/s/ Seal of Shanghai Guangjian Information Technology Co., Ltd.

Party A-2: Shanghai Shanghu Information Technology Co., Ltd. (Seal)

/s/ XIANG Qiongfang

Legal or Authorized Representative

/s/ Seal of Shanghai Shanghu Information Technology Co., Ltd.

Party B: Shanghai PPDai Financial Information Service Co., Ltd. (Seal)

/s/ GU Shaofeng

Legal or Authorized Representative

/s/ Seal of Shanghai PPDai Financial Information Service Co., Ltd.

Party C: Beijing Paipairongxin Investment Consulting Co., Ltd. (Seal)

/s/ Hu Honghui

Legal or Authorized Representative

/s/ Seal of Beijing Paipairongxin Investment Consulting Co., Ltd.

Party D: Beijing Prosper Investment Consulting Co., Ltd. (Seal)

/s/ GU Shaofeng

Legal or Authorized Representative

/s/ Seal of Beijing Prosper Investment Consulting Co., Ltd.

Signature Page of the Restated Exclusive Technology Consulting and Service Agreement

Exhibit I

List of Technical Consulting and Services

(1)	research and development services regarding ________________;
(2)	website design and design, installation, debugging and maintenance services for computer network systems;
(3)	database support and software services;
(4)	consulting services on economic information, project investment, technology information, enterprise management, and etc.;
(5)	pre-post and on-job training services of personnel;
(6)	technology development, consulting and technology transfer services;
(7)	public relations services;
(8)	market survey and research services;
(9)	medium and short term market development and market planning services; and
(10)	various technological services.

Exhibit I List of Technology Consulting and Services

Exhibit II

Calculation and Payment Method of Technology Consulting and Service Fees

I

The Parties agree that the service fee for the technology consulting and service hereunder (the “Service Fee”) may be determined separately in specific agreements according to the technical difficulty and complexity of the specific matter, project and program requiring technology consulting and service in specific agreement, the time spent by Party A and its employees for rendering technology consulting and service, the specific scope and commercial value of technology consulting and service, the revenues generated by Party B and Party C as a result of such service, and other relevant factors.

II

Unless otherwise specified in any specific agreements, the amount of the Service Fee to be paid by Party B and/or Party C shall be the amount shown on the billing statement of the Service Fee to be issued by Party A. Party B and/or Party C shall, within ten (10) business days upon its receipt of such fee statement from Party A, pay the Service Fee to the bank account designated by Party A, and fax or mail the photocopy of the payment proof within ten (10) business days after the payment is completed.

III

If Party A believes that the service price determination mechanism agreed herein will not continue to apply and shall be subject to adjusted for certain reasons, Party A shall promptly notify Party B and Party C in writing, and such written notice shall become effective upon its delivery to Party B and Party C.

Exhibit II Calculation and Payment Method of Technology Consulting and Service Fees